Exhibit 99.1

Press Release January 28, 2015	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports 2014 Fourth Quarter and Full-Year Results

•                  Fourth Quarter 2014 Records

•                  Steel shipments of 2.3 million tons

•                  Steel fabrication operating income of $22 million

•                  Full-Year 2014 Records

•                  Consolidated revenues of $8.8 billion

•                  Liquidity of $1.6 billion

•                  Steel shipments of 7.4 million tons, with individual records from Butler Flat Roll, Columbus Flat Roll, Engineered Bar Products, and Structural and Rail Divisions

•                  Steel fabrication shipments of 481,000 tons

•                  Steel fabrication operating income of $52 million

FORT WAYNE, INDIANA, January 28, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced 2014 fourth quarter and full-year results.  Excluding non-cash fixed asset impairment charges related to the company’s Minnesota Operations of $0.55 per diluted share, and post-acquisition purchase accounting and lower of cost or market inventory adjustments of $0.04 per diluted share, the company’s adjusted fourth quarter 2014 net income was $97 million, or $0.40 per diluted share, on net sales of $2.5 billion. Including these charges, the company reported a fourth quarter 2014 net loss of $45 million, or $0.19 per diluted share.

The operating performance of the company’s Minnesota operations was steady in the fourth quarter 2014, indicating a consistency of production capability and the ability to utilize lower-cost raw materials.  Based on the associated information, as indicated in the company’s December 17, 2014 guidance, the company assessed the carrying value of the operation’s fixed assets during the fourth quarter, and determined that the future estimated cash flows did not support the values in place. Therefore, the company recorded a pre-tax, non-cash asset impairment charge of $260 million, and based on the company’s joint venture ownership percentage, reduced consolidated results by $213 million.

Comparatively, prior year fourth quarter net income was $55 million, or $0.24 per diluted share, on net sales of $1.9 billion, and sequential third quarter 2014 net income was $91 million, or $0.38 per diluted share, which included the reduction of approximately $0.09 per diluted share related to acquisition costs, financing fees, and the effect of purchase accounting adjustments for the Columbus acquisition that occurred mid-September 2014.

“We continue to perform at the top of our industry, both financially and operationally,” said Chief Executive Officer, Mark Millett. “We achieved record annual revenues, and excluding the previously mentioned charges, our annual 2014 consolidated net income improved 70 percent and operating income increased 58 percent.  We also achieved record 2014 shipments in steel, even before recording the results from our recent Columbus steel mill acquisition.  The Butler Flat Roll, Columbus Flat Roll, Structural and Rail and Engineered Bar Products Divisions all attained individual annual shipping records.  However, as expected, the fourth quarter 2014 steel shipments declined sequentially due to typical seasonal declines and the continuation of elevated import levels.  While underlying steel demand from automotive, manufacturing and construction markets remained sound, overall average pricing weakened to a greater degree than raw material prices.

“Of particular note, our fabrication operations achieved record annual shipments with increased volumes of 31 percent, reaching 481,000 tons. Annual operating income improved to $52 million, well over seven times

2013 results.  The team’s performance was top-of-class.  They leveraged the improving nonresidential construction market, achieving improved metal spread and meaningfully higher volume, driven by overall market growth and increased market share.  Despite a seasonal fourth quarter shipment decline, pricing improved, margins expanded and operating income increased over traditionally stronger third quarter results.  This is evidence of the continued recovery in construction demand,” stated Millett.

For the company’s metals recycling operations, annual 2014 operating income decreased 31 percent to $44 million, as the decrease in ferrous metal spread more than offset the increase in overall shipments.  The ongoing overcapacity of recycled shredding locations throughout the United States, particularly in the Southeast, continues to constrain profitability and remains a broad industry challenge.

Fourth Quarter Review

Seasonal trends and elevated steel imports negatively impacted shipments across the company’s operating platforms.  Excluding Columbus purchase accounting adjustments, operating income for the company’s steel operations increased 4 percent to $224 million, based on increased shipments.  Increased flat roll shipments from both Butler and Columbus, more than offset the declines in the company’s long product divisions.  Steel metal spread contracted in the fourth quarter primarily as a function of decreased selling values from additional import pressure and seasonally lower demand.  The average product selling price for the company’s steel operations decreased $34 to $806 per ton.  The average ferrous scrap cost per ton melted decreased $10 to $346 per ton.

Fourth quarter operating income attributable to the company’s sheet products increased 29 percent when compared to the sequential quarter, as a result of the Columbus acquisition. Operating income from long products decreased 21 percent, as structural steel and bar pricing declined in the quarter. The production utilization rate for the company’s steel operations was 84 percent in the fourth quarter 2014, compared to 90 percent in the prior quarter.

Fourth quarter operating income from the company’s metals recycling operations decreased to $3 million, compared to $13 million for the third quarter 2014.  Overall shipments and ferrous metal spread decreased, as a result of weaker scrap exports, which increased domestic scrap supply.

The company’s fabrication operations continued its strong performance.  Operating income increased 11 percent, to $22 million, as a result of overall market growth and increased market share.  Higher average selling values more than offset a five percent seasonal decrease in sequential shipments.  Order inquiries and bookings for our fabrication operations remain strong, confirming the positive trend in the nonresidential construction market.

During the fourth quarter, the company amended, restated and expanded its senior secured revolving credit facility and entered into a new term loan facility.  The company expanded its revolving credit facility from $1.1 billion to $1.2 billion and renewed it for another five year period, and also entered into a new five year $250 million term loan facility.  Subject to certain conditions, the company also has the ability to increase the combined facility size by a minimum of an additional $750 million.  “We are pleased with this transaction and the continued strong support from our financial institutions,” stated Theresa Wagler, Chief Financial Officer. “The combination of the new facilities, plus our strong cash flow generation in the fourth quarter and throughout 2014, has resulted in record liquidity levels, further enhancing the strength and flexibility of our capital structure to not only support our current operations, but to readily promote growth.”

Full-Year Review

Annual 2014 net income was $157 million, or $0.67 per diluted share.  Excluding charges related to fixed asset impairment, purchase accounting, acquisition-related expenses, and lower of cost or market adjustments, the company had adjusted net income of $323 million, or $1.35 per diluted share.  When compared to prior year results, annual 2014 shipments and average product pricing increased across all of the company’s operating platforms.  Consolidated net sales increased 19 percent to $8.8 billion, attaining a new annual record.  On an adjusted basis, excluding the previously mentioned charges, consolidated 2014 operating income would have improved 58 percent to $612 million, primarily as a result of year-over-year improvement in steel shipments and metal spread. The average annual 2014 selling price for the company’s steel operations increased $34 to $827 per ton, compared to 2013.  The average annual 2014 ferrous cost per ton melted increased $7 to $360 per ton, compared to prior year.

Outlook

“As we enter 2015, we remain optimistic that the broader U.S. economy will continue to improve,” said Millett. “However, we are facing a challenging first quarter.  The instability of global growth and continued decline in global oil prices weigh on general sentiment.  The combination of high import levels and a seasonally slow December resulted in higher levels of customer inventories, and consequently has resulted in decreased selling values.  We believe this overhang can be resolved during the first quarter of 2015.  The U.S. economy continues to improve, and there continues to be strength in several key steel-consuming end markets, including automotive, manufacturing and nonresidential construction. The non-service sector portion of U.S. GDP will continue to strengthen, and is capable of growing at a higher rate than overall U.S. GDP, which is a positive for steel consumption in 2015 and the out years.

“The recent acquisition of the Columbus Flat Roll Division broadened our geographic reach and accelerated our product diversification.  In addition, our organic growth projects in SBQ and rail also bring product diversification and growth opportunities in the coming years.  Our focus on our customers, coupled with our market diversification and low-cost operating platforms support our ability to maintain our best-in-class performance. We believe we are poised to capitalize on meaningful growth opportunities, both near-term and in the future, that will benefit employees, customers and shareholders,” concluded Millett.

Summary Fourth Quarter Operating Segment Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, excluding per ton data.

Steel Operations

This segment includes six electric-arc-furnace steel mills and related steel finishing and processing facilities, with the results of the Columbus Flat Roll Division included from the date of acquisition on September 16, 2014.  The company’s steel operations produce flat roll, structural, merchant bars, engineered special-bar-quality bars, rebar, rail, and specialty shapes steels.

	Fourth Quarter		Full Year		Sequential
	2014	2013	2014	2013	3Q 2014
Total Sales	$1,843,864	$1,222,907	$5,968,904	$4,768,004	$1,564,112
External Sales	1,707,829	1,146,701	5,541,743	4,461,457	1,451,211
Operating Income	212,267	155,107	680,210	513,227	202,084

Total Shipments (tons)	2,329,825	1,542,289	7,358,366	6,119,884	1,900,043
External Shipments (tons)	2,119,236	1,423,953	6,704,714	5,628,632	1,728,023
Production (tons)	2,263,540	1,588,392	7,376,657	6,266,507	1,885,299

Average External Sales Price Per Ton	$806	$805	$827	$793	$840
Average Ferrous Scrap Cost Per Ton	$346	$356	$360	$353	$356

Metals Recycling and Ferrous Resources Operations

This segment includes the company’s metals recycling and iron resources operations.

	Fourth Quarter		Full Year		Sequential
	2014	2013	2014	2013	3Q 2014
Metals Recycling & Ferrous Resources
Total Sales	$972,759	$907,668	$4,091,725	$3,663,486	$1,111,300
External Sales	593,582	572,840	2,486,969	2,384,841	672,397

Operating Loss	(17,547)	(13,020)	(30,843)	(30,835)	(798)
Impairment Charges	(260,000)	—	(260,000)	—	—
	(277,547)	(13,020)	(290,843)	(30,835)	(798)

Unrealized Hedging Gain (Loss), Net	635	(2,626)	5,327	(4,943)	3,125

Metals Recycling Standalone
Total Sales	$813,478	$797,034	$3,539,206	$3,274,866	$953,483
External Sales	525,546	535,549	2,226,827	2,277,550	597,648

Operating Income	2,933	11,677	43,901	63,582	13,021
Unrealized Hedging Gain (Loss), Net	1,151	(1,707)	4,174	(3,990)	2,664

Ferrous Shipments (gross tons)	1,325,337	1,356,258	5,566,238	5,505,995	1,453,671
% Shipments to SDI Steel Mills	48%	47%	48%	44%	46%
Nonferrous Shipments (pounds 000’s)	289,124	254,876	1,173,771	1,052,494	325,436

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of nonresidential buildings.

	Fourth Quarter		Full Year		Sequential
	2014	2013	2014	2013	3Q 2014
Total Sales	$191,059	$121,853	$631,808	$439,655	$190,036
Operating Income (Loss)	21,704	(122)	51,894	7,003	19,474

Total Shipments (tons)	136,917	101,132	480,509	366,676	143,737
Average Sales Price Per Ton	$1,395	$1,205	$1,315	$1,199	$1,322

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the nonresidential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Conference Call and Webcast

On Thursday, January 29, 2015, at 10:00 a.m. Eastern Time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s fourth quarter and full-year 2014 operating and financial results.  We invite you to listen to the live webcast of the conference call accessible from our website (http://www.steeldynamics.com), or via telephone (the conference call number may also be obtained on our website).  A replay of the discussion will be available on our website until 11:59 p.m. Eastern Time on February 3, 2015.  A podcast/MP3 file of the event will also be available and can be downloaded from our website.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2014	2013	2014	2013	2014
Net sales	$2,517,093	$1,864,150	$8,755,952	$7,372,924	$2,339,016
Costs of goods sold	2,225,469	1,666,154	7,789,741	6,653,780	2,050,504
Gross profit	291,624	197,996	966,211	719,144	288,512

Selling, general and administrative expenses	92,469	74,606	316,214	272,777	80,240
Profit sharing	13,397	7,873	42,126	27,764	12,865
Amortization of intangible assets	6,918	7,695	27,551	31,770	6,764
Impairment charges	260,000	—	260,000	308	—
Operating income (loss)	(81,160)	107,822	320,320	386,525	188,643

Interest expense, net of capitalized interest	44,740	30,664	137,263	127,728	31,904
Other expense (income), net	(1,433)	111	18,254	(4,033)	22,072
Income (loss) before income taxes	(124,467)	77,047	164,803	262,830	134,667

Income taxes	(28,421)	29,146	73,153	99,314	47,010
Net income (loss)	(96,046)	47,901	91,650	163,516	87,657

Net loss attributable to noncontrolling interests	51,015	6,754	65,374	25,798	3,516

Net income (loss) attributable to Steel Dynamics, Inc.	$(45,031)	$54,655	$157,024	$189,314	$91,173

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$(0.19)	$0.25	$0.68	$0.86	$0.38

Weighted average common shares outstanding	240,870	222,273	232,547	220,916	240,087

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$(0.19)	$0.24	$0.67	$0.83	$0.38

Weighted average common shares and equivalents outstanding (Note 1)	240,870	240,493	242,078	238,996	242,244

Dividends declared per share	$0.115	$0.110	$0.460	$0.440	$0.115

(Note 1) Excludes the impact of stock options, deferred stock units, and restricted stock units on share equivalents outstanding for the three months ended December 31, 2014 because the impact on diluted loss per share is anti-dilutive.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		March 31,	June 30,	September 30,
	2014	2013	2014	2013	2014	2014	2014
Steel Operations*
Net sales
Total	$1,843,864	$1,222,907	$5,968,904	$4,768,004	$1,189,933	$1,370,995	$1,564,112
Intra-company	(136,035)	(76,206)	(427,161)	(306,547)	(72,334)	(105,891)	(112,901)
External	$1,707,829	$1,146,701	$5,541,743	$4,461,457	$1,117,599	$1,265,104	$1,451,211

Operating income before amortization of intangibles	$212,267	$155,107	$680,210	$513,227	$107,776	$158,083	$202,084
Amortization of intangibles	(2,368)	(2,133)	(8,603)	(8,843)	(2,133)	(2,134)	(1,968)
Operating income (Note 1)	$209,899	$152,974	$671,607	$504,384	$105,643	$155,949	$200,116

Shipments (tons)
Butler Flat Roll Division	759,059	738,998	2,917,259	2,904,149	641,520	778,220	738,460
Columbus Flat Roll Division	698,907	—	873,661	—	—	—	174,754
The Techs	163,570	162,541	714,158	669,608	153,237	191,934	205,417
Structural and Rail Division
Structural	266,149	259,884	1,103,213	972,798	248,380	282,681	306,003
Rail	64,190	35,043	221,722	205,808	43,936	53,699	59,897
Engineered Bar Products Division	172,769	123,865	646,731	488,393	144,303	152,768	176,891
Roanoke Bar Division	131,613	150,986	572,373	569,260	143,782	143,583	153,395
Steel of West Virginia	73,568	70,972	309,249	309,868	75,574	74,881	85,226
Total	2,329,825	1,542,289	7,358,366	6,119,884	1,450,732	1,677,766	1,900,043
Intra-company	(210,589)	(118,336)	(653,652)	(491,252)	(112,159)	(158,884)	(172,020)
External	2,119,236	1,423,953	6,704,714	5,628,632	1,338,573	1,518,882	1,728,023

Steel Operations Production (tons)	2,263,540	1,588,392	7,376,657	6,266,507	1,519,566	1,708,252	1,885,299

Metals Recycling and Ferrous Resources Operations**
Net sales
Total	$972,759	$907,668	$4,091,725	$3,663,486	$993,505	$1,014,161	$1,111,300
Intra-company	(379,177)	(334,828)	(1,604,756)	(1,278,645)	(417,731)	(368,945)	(438,903)
External	$593,582	$572,840	$2,486,969	$2,384,841	$575,774	$645,216	$672,397

Operating loss before amortization of intangibles	$(17,547)	$(13,020)	$(30,843)	$(30,835)	$(10,981)	$(1,517)	$(798)
Impairment Charges	(260,000)	—	(260,000)	—	—	—	—
Amortization of intangibles	(4,281)	(5,238)	(17,887)	(21,633)	(4,538)	(4,536)	(4,532)
Operating loss (Note 1)	$(281,828)	$(18,258)	$(308,730)	$(52,468)	$(15,519)	$(6,053)	$(5,330)

Metals Recycling
Ferrous metals shipments (gross tons)
Total	1,325,337	1,356,258	5,566,238	5,505,995	1,364,533	1,422,697	1,453,671
Intra-company	(631,505)	(638,333)	(2,673,777)	(2,422,736)	(714,981)	(653,651)	(673,640)
External	693,832	717,925	2,892,461	3,083,259	649,552	769,046	780,031

Nonferrous metals shipments (thousands of pounds)
Total	289,124	254,876	1,173,771	1,052,494	270,978	288,233	325,436
Intra-company	(20,248)	(3,738)	(89,078)	(18,450)	(19,390)	(17,962)	(31,478)
External	268,876	251,138	1,084,693	1,034,044	251,588	270,271	293,958

Mesabi Nugget shipments (metric tons) - Intra-company	96,445	59,460	243,810	215,833	37,488	32,542	77,335

Iron Dynamics (metric tons) - Intra-company	67,086	57,659	250,071	255,303	57,122	64,756	61,107

Steel Fabrication Operations***
Net sales
Total	$191,059	$121,853	$631,808	$439,655	$115,861	$134,852	$190,036
Intra-company	(15)	(125)	(58)	(1,401)	—	—	(43)
External	$191,044	$121,728	$631,750	$438,254	$115,861	$134,852	$189,993

Operating income (loss) (Note 1)	$21,704	$(122)	$51,894	$7,003	$3,126	$7,590	$19,474

Shipments (tons)
Total	136,917	101,132	480,509	366,676	94,667	105,188	143,737
Intra-company	(11)	(98)	(39)	(1,030)	—	—	(28)
External	136,906	101,034	480,470	365,646	94,667	105,188	143,709

*                           Steel Operations include the company’s six steelmaking divisions and The Techs three galvanizing plants.  Columbus results are included since the September 16, 2014 acquisition date.

**                    Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Minnesota Operations (all shipments have been internal).

***             Steel Fabrication Operations include the company’s joist and deck fabrication operations.

(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and equivalents	$361,363	$395,156
Accounts receivable, net	902,825	720,600
Inventories	1,618,419	1,314,747
Deferred income taxes	35,503	17,964
Other current assets	55,655	25,167
Total current Assets	2,973,765	2,473,634

Property, plant and equipment, net	3,123,906	2,226,134

Restricted cash	19,312	23,827

Intangible assets, net	370,669	386,159

Goodwill	745,158	731,996

Other assets	78,217	91,256
Total assets	$7,311,027	$5,933,006

Liabilities and Equity
Current Liabilities
Accounts payable	$511,056	$414,932
Income taxes payable	6,086	4,023
Accrued expenses	286,980	214,679
Current maturities of long-term debt	46,460	341,544
Total current liabilities	850,582	975,178

Long-term debt
Senior term loan	237,500	220,000
Senior notes	2,700,000	1,500,000
Other long-term debt	40,206	46,045
Total long-term debt	2,977,706	1,766,045

Deferred income taxes	542,033	556,038
Other liabilities	18,839	23,376

Commitments and contingencies	—	—

Redeemable noncontrolling interests	126,340	116,514

Equity
Common stock	635	645
Treasury stock, at cost	(398,898)	(718,529)
Additional paid-in capital	1,083,435	1,085,694
Retained earnings	2,227,843	2,179,513
Total Steel Dynamics, Inc. equity	2,913,015	2,547,323
Noncontrolling interests	(117,488)	(51,468)
Total equity	2,795,527	2,495,855
Total liabilities and equity	$7,311,027	$5,933,006

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Operating activities:
Net income (loss)	$(96,046)	$47,901	$91,650	$163,516

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	81,359	58,839	263,325	230,928
Impairment charges	260,000	—	260,000	308
Equity-based compensation	(1,556)	5,892	14,016	15,504
Deferred income taxes	(17,254)	(871)	(25,042)	30,737
Changes in certain assets and liabilities:
Accounts receivable	155,500	52,273	(2,191)	(78,237)
Inventories	47,642	(118,385)	68,730	(108,025)
Accounts payable	(104,257)	(12,278)	(76,141)	40,141
Income taxes receivable/payable	(44,577)	(2,522)	(22,086)	(12,494)
Other assets and liabilities	38,770	35,635	45,311	29,797
Net cash provided by operating activities	319,581	66,484	617,572	312,175

Investing activities:
Purchase of property, plant and equipment	(28,879)	(40,099)	(111,785)	(186,843)
Acquisition of business, net of cash acquired	(21,986)	—	(1,669,449)	—
Other investing activities	(190)	(1,643)	33,967	33,998
Net cash used in investing activities	(51,055)	(41,742)	(1,747,267)	(152,845)

Financing activities:
Issuance of current and long-term debt	320,201	5,146	1,822,096	423,965
Repayment of current and long-term debt	(364,387)	(5,878)	(635,578)	(517,978)
Debt issuance costs	(4,199)	(3)	(22,219)	(6,195)
Exercise of stock options proceeds, including related tax impact	9,312	18,992	32,309	37,508
Contributions from noncontrolling investors, net	(39)	6,449	4,673	17,421
Dividends paid	(27,642)	(24,348)	(105,379)	(94,812)
Net cash provided by (used in) financing activities	(66,754)	358	1,095,902	(140,091)

Increase (decrease) in cash and equivalents	201,772	25,100	(33,793)	19,239
Cash and equivalents at beginning of period	159,591	370,056	395,156	375,917

Cash and equivalents at end of period	$361,363	$395,156	$361,363	$395,156

Supplemental disclosure information:
Cash paid for interest	$13,787	$22,109	$114,310	$129,499
Cash paid for federal and state income taxes, net	$34,103	$30,889	$120,521	$72,436